UnionBancorp, Inc. Announces First Quarter Earnings

OTTAWA, IL -- 04/21/2006 -- Scott A. Yeoman, President and Chief Executive Officer of UnionBancorp, Inc. (NASDAQ: UBCD), reported net income for the quarter ended March 31, 2006 of $1,646,000 or $0.42 per diluted share compared to $964,000 or $0.22 per diluted share earned in the period ended March 31, 2005. Quarterly earnings were positively impacted by a negative provision of $800,000 to the allowance for loan losses. This action was largely based on the pay-off of one $4.4 million loan relationship that was classified as impaired as of year-end with a specific reserve allocation of $1.5 million. Excluding the reversal to the provision for loan losses, net income for the quarter would have equaled $1,156,000 or $0.29 per diluted share.

Commenting on the quarter, Yeoman said, "As an organization, we went through a period of time in which our earnings suffered profoundly as a result of credit quality issues. Over the past 18 to 24 months, we have focused heavily on reshaping our credit culture, with the understanding that we would not reap the rewards of our actions for some time. During the latter half of 2005, we targeted our efforts not only on continuing to make higher quality loans, but also toward aggressively exiting existing problem loans. During the first quarter, though total loan balances have shrunk, we have successfully improved the overall health of the portfolio with the exodus of $6.8 million in watch list credits." Yeoman went on to remark, "The $800,000 negative provision that the Company recorded during the first quarter is our 'dividend' for the evolution that has taken place in our credit culture and lending practices."

First Quarter 2006 Highlights:

--  Earnings per share increased 90.1% compared to the first quarter of
    2005 and 133.3% compared to fourth quarter 2005 levels.

--  The Company recorded a negative provision of $800,000 to the allowance for loan losses largely based on the pay-off of one $4.4 million loan relationship that was classified as impaired as of year-end with a specific reserve allocation of $1.5 million. Also contributing to management's decision to make the reverse provision were continued improvements in the quality of the loan portfolio, favorable loan loss experience and management's beliefs regarding the probability and estimations of future losses inherent in the loan portfolio.

--  The net interest margin decreased to 3.50% during the first quarter of
    2006 as compared with 3.52% for the same period in 2005 and 3.60% in the fourth quarter of 2005.

--  The loan portfolio decreased to $406.6 million as compared to $417.5 million at December 31, 2005. Of this $10.9 million decrease in outstanding balances, approximately $6.8 million or 62% was related to the pay-off of action list credits refinanced with a competitor. The remainder was due to cyclical agriculture elevator pay downs.

--  The level of nonperforming loans to end of period loans totaled 0.82%
    as of March 31, 2006 compared to 1.19% at March 31, 2005 and 0.96% on
    December 31, 2005.

--  Net charge-offs for the first quarter of 2006 were 0.01% of average loans as compared to (0.03%) for the same period 2005 and 0.06% for the fourth quarter of 2005.

--  The Company's Board of Directors, in a continuing effort to enhance stockholder value, approved the payment of a 9.1% increase in the quarterly cash dividend to $0.12 from $0.11 on the Company's common stock during the first quarter, marking the 84th consecutive quarter of dividends paid to stockholders.

--  The Company repurchased 77,625 shares at a weighted average cost of
    $21.10 of its common stock under the Company's stock repurchase plan.

--  The Company sold $6.1 million of deposits related to the divestiture of its Mendota sales and service center.

Net Interest Margin

The net interest margin for the first quarter of 2006 was reported at 3.50% as compared to 3.52% for the same period in 2005 and 3.60% in the fourth quarter of 2005. The expectation of a flat yield curve is likely to maintain pressure on margins for the remainder of 2006.

Although the margin declined by 2 basis points, tax-equivalent net interest income increased $72,000 to $5,314,000 reported for the first quarter of 2006 as compared to $5,242,000 for the first quarter of 2005. This change in net interest income was related to an increase in the volume of earning assets and the repricing of variable rate loans due to an increase in rates. Also contributing to the improvement was an increase in non-interest bearing deposits.

Noninterest Income and Expense

Noninterest income decreased $90,000 or 4.9% during the first quarter of 2006 as compared to the same period in 2005. The change was primarily related to a decrease in revenue generated from the mortgage banking division related to production levels (including gains on sale and servicing income, net of non-cash amortization charges in the carrying value of the mortgage servicing rights portfolio), decreases in overdraft and service charge fees due to volume and lower insurance revenue due to new production shortfalls.

Noninterest expense experienced a decrease of $212,000 or 3.8% during the first quarter of 2006 as compared to the same period in 2005. This decrease was largely due to the reduction of loan expenses and lower salary and benefit costs related to fewer FTE's. These savings were offset by modest increases in most all other noninterest expense categories.

Asset Quality

During the first quarter, the loan portfolio decreased to $406.6 million as compared to $417.5 million at December 31, 2005. The $10.9 million decrease resulted primarily from the pay-off of $6.8 million in action list credits refinanced with a competitor. General asset quality trends continued to improve as the level of nonperforming loans to end of period loans totaled 0.82% as of March 31, 2006 compared to 1.19% at March 31, 2005 and 0.96% on December 31, 2005. Additionally, the reserve coverage ratio (allowance to nonperforming loans) was reported at 223.93% as of March 31, 2006 as compared to 198.09% as of March 31, 2005 and 208.84% as of December 31, 2005.

About the Company

UnionBancorp, Inc. is a regional financial services company based in Ottawa, Illinois, and devotes special attention to personal service and offers Bank, Trust, Insurance and Investment services at each of its locations. The Company's market area extends from the far Western suburbs of the Chicago metropolitan area across Central and Northern Illinois.

UnionBancorp common stock is listed on The Nasdaq Stock Market under the symbol "UBCD." Further information about UnionBancorp, Inc. can be found at the Company's website at http://www.ubcd.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Act of 1934 as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. The Company's ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market areas; the Company's implementation of new technologies; the Company's ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

--  Unaudited Quarterly Highlights
--  Unaudited Consolidated Balance Sheets
--  Unaudited Consolidated Statements of Income
--  Unaudited Selected Quarterly Consolidated Financial Data

UnionBancorp, Inc. and Subsidiaries
Unaudited Quarterly and Year to Date Highlights
(Dollars in Thousands, Except Share Data)

                                                    Three Months Ended
                                                        March 31,
                                                   2006           2005
                                                ----------    ----------
Operating Highlights
        Net income                              $    1,646    $      964
        Return on average total assets                0.99%         0.59%
        Return on average stockholders' equity       10.14%         5.52%
        Net interest margin                           3.50%         3.52%
        Efficiency ratio                             74.60%        77.42%

Per Share Data
        Diluted earnings per common share       $     0.42    $     0.22
        Book value per common share             $    17.33    $    17.27
        Diluted weighted average common
         shares outstanding                      3,837,708     4,116,342
        Period end common shares outstanding     3,742,651     4,047,610

Stock Performance Data
        Market Price:
            Quarter End                         $    21.00    $    21.50
            High                                $    21.48    $    21.78
            Low                                 $    20.12    $    20.55
        Period end price to book value                1.21          1.24

UnionBancorp, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
March 31, 2006 and December 31, 2005
(Dollars in Thousands)
                                                 March 31,   December 31,
                                                   2006          2005
                                                ----------    ----------
ASSETS
Cash and cash equivalents                       $   15,751    $   24,358
Securities available-for-sale                      201,195       196,440
Loans                                              406,617       417,525
Allowance for loan losses                           (7,506)       (8,362)
                                                ----------    ----------
   Net loans                                       399,111       409,163
Cash surrender value of life insurance              15,638        15,498
Mortgage servicing rights                            2,454         2,533
Premises and equipment, net                         13,778        13,908
Goodwill                                             6,963         6,963
Intangible assets, net                                 489           533
Other real estate                                      536           203
Other assets                                         5,792         6,623
                                                ----------    ----------

       Total assets                             $  661,707    $  676,222
                                                ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
   Deposits
                Non-interest-bearing            $   54,353    $   57,832
                Interest-bearing                   476,575       486,009
                                                ----------    ----------
                        Total deposits             530,928       543,841
   Federal funds purchased and securities sold
    under agreements to repurchase                   1,515           612
   Advances from the Federal Home Loan Bank         47,300        50,000
   Notes payable                                    10,846         9,468
   Series B mandatory redeemable preferred
    stock                                              831           831
   Other liabilities                                 4,918         5,395
                                                ----------    ----------
       Total liabilities                           596,338       610,147
                                                ----------    ----------

Stockholders' equity
   Series A convertible preferred stock                500           500
   Common stock                                      4,698         4,684
   Surplus                                          23,296        23,167
   Retained earnings                                49,982        48,837
   Accumulated other comprehensive income             (261)           95
                                                ----------    ----------
                                                    78,215        77,283
Treasury stock, at cost                            (12,846)      (11,208)
                                                ----------    ----------

         Total stockholders' equity                 65,369        66,075
                                                ----------    ----------
         Total liabilities and stockholders'
          equity                                $  661,707    $  676,222
                                                ==========    ==========

UnionBancorp, Inc. and Subsidiaries
Unaudited Consolidated Statements of Income
Three Months Ended March 31, 2006 and 2005
(Dollars in Thousands, Except Per Share Data)

                                                    Three Months Ended
                                                         March 31,
                                                    2006          2005
                                                ----------    ----------

Interest income
   Loans                                        $    7,155    $    6,450
   Securities
     Taxable                                         1,995         1,425
     Exempt from federal income taxes                  216           258
   Federal funds sold and other                         17             9
                                                ----------    ----------
     Total interest income                           9,383         8,142
Interest expense
   Deposits                                          3,479         2,319
   Federal funds purchased and
    securities sold under agreements
    to repurchase                                       72            74
   Advances from the Federal Home
    Loan Bank                                          482           583
   Series B mandatory redeemable
    preferred stock                                     12            12
   Notes payable                                       155            69
                                                ----------    ----------
     Total interest expense                          4,200         3,057
                                                ----------    ----------
Net interest income                                  5,183         5,085
Provision for loan losses                             (800)          100
                                                ----------    ----------
Net interest income after
   Provision for loan losses                         5,983         4,985
Noninterest income
   Service charges                                     440           483
   Trust income                                        219           215
   Mortgage banking income                             246           340
   Insurance commissions and fees                      379           421
   Bank owned life insurance (BOLI)                    140           134
   Gain on sale of assets                                -             2
   Other income                                        336           255
                                                ----------    ----------
                                                     1,760         1,850
Noninterest expenses
   Salaries and employee benefits                    3,314         3,476
   Occupancy expense, net                              443           394
   Furniture and equipment expense                     512           424
   Marketing                                           111            96
   Supplies and printing                                97            77
   Telephone                                           117           107
   Other real estate owned expense                       6             -
   Amortization of intangible assets                    44            44
   Other expenses                                      690           928
                                                ----------    ----------
                                                     5,334         5,546
                                                ----------    ----------
Income before income taxes                           2,409         1,289
Income taxes                                           763           325
                                                ----------    ----------
Net income                                           1,646           964
Preferred stock dividends                               52            52
                                                ----------    ----------
Net income for common stockholders              $    1,594    $      912
                                                ==========    ==========
Basic earnings per share                        $     0.42    $     0.23
                                                ==========    ==========
Diluted earnings per common share               $     0.42    $     0.22
                                                ==========    ==========

UnionBancorp, Inc.
Unaudited Selected Quarterly Consolidated Financial Data
(Dollars in Thousands, Except Share Data)

                                      Quarters Ended
                 03/31/06    12/31/05    09/30/05   06/30/05     03/31/05
                ----------  ----------  ----------  ----------  ----------
                      (Dollars in Thousands, Except Per Share Data)

Statement of Income Data
 Interest
  income        $    9,383 $    9,290   $    8,720  $    8,545  $    8,142
 Interest
  expense           (4,200)    (3,886)      (3,504)     (3,265)     (3,057)
                ---------- ----------   ----------  ----------  ----------
 Net interest
  income             5,183      5,404        5,216       5,280       5,085
 Provision for
  loan losses         (800)       100           50           -         100
                ---------- ----------   ----------  ----------  ----------
 Net interest
  income after
  provision for
  loan losses        5,983      5,304        5,166       5,280       4,985
 Noninterest
  income             1,760      1,707        2,014       2,031       1,850
 Noninterest
  expense            5,334      6,042        5,750       5,627       5,546
                ---------- ----------   ----------  ----------  ----------
 Income before
  income taxes       2,409        969        1,430       1,684       1,289
 Provision
  (benefit) for
  income taxes         763        203          369         302         325
                ---------- ----------   ----------  ----------  ----------
 Net income     $    1,646 $      766   $    1,061  $    1,382  $      964
                ========== ==========   ==========  ==========  ==========
 Net income on
  common stock  $    1,594 $      715   $    1,009  $    1,330  $      912
                ========== ==========   ==========  ==========  ==========

Per Share Data
 Basic earnings
  per common
  share         $     0.42 $     0.19   $     0.26  $     0.33  $     0.23
 Diluted
  earnings per
  common share        0.42       0.19         0.25        0.33        0.22
 Cash dividends
  on common
  stock               0.12       0.11         0.11        0.11        0.11
 Dividend
  payout ratio
  for common
  stock              28.17%     58.60%       41.92%      32.48%      48.79%
 Book value per
  common share  $    17.33 $    17.23   $    17.42  $    17.40  $    17.27
 Basic weighted
  average
  common shares
  outstanding    3,786,559  3,839,693    3,895,365   3,993,164   4,049,579
 Diluted
  weighted
  average
  common
  shares
  outstanding    3,837,708  3,898,320    3,958,948   4,054,804   4,116,342
 Period-end
  common shares
  outstanding    3,742,651  3,806,876    3,855,776   3,923,018   4,047,610

Balance Sheet Data
 Securities     $  201,195 $  196,440   $  197,580  $  192,593  $  185,766
 Loans             406,617    417,525      405,884     404,462     421,523
 Allowance for
  loan losses        7,506      8,362        8,493       9,159       9,948
 Assets            661,707    676,222      664,643     665,424     661,424
 Deposits          530,928    543,841      522,943     521,200     503,301
 Stockholders'
  equity            65,369     66,075       67,664      68,749      70,410

Earnings Performance Data
 Return on
  average total
  assets              0.99%      0.45%        0.64%       0.83%       0.59%
 Return on
  average
  stockholders'
  equity             10.14       4.54         6.18        7.94        5.52
 Net interest
  margin ratio        3.50       3.60         3.53        3.59        3.52
 Efficiency
  ratio (1)          74.60      82.44        77.09       74.27       77.42

Asset Quality Ratios
 Nonperforming
  assets to
  total end of
  period assets       0.59%      0.62%        0.59%       0.68%       0.61%
 Nonperforming
  loans to
  total end of
  period loans        0.82       0.96         0.92        0.95        1.19
 Net loan
  charge-offs
  to total
  average loans       0.01       0.06         0.17        0.19       (0.03)
 Allowance for
  loan losses
  to total end
  of period
  loans               1.85       2.00         2.09        2.26        2.36
 Allowance for
  loan losses
  to non-
  performing
  loans             223.93     208.84       227.94      238.83      198.09

Capital Ratios
 Average equity
  to average
  assets              9.80%     10.01%       10.33%      10.38%      10.61%
 Total capital
  to risk
  adjusted assets    13.46      13.33        13.92       14.26       14.33
 Tier 1 leverage
  ratio               9.18       9.03         9.30        9.42        9.75

(1) Calculated as noninterest expense less amortization of intangibles and expenses related to other real estate owned divided by the sum of net interest income before provisions for loan losses and total noninterest income excluding securities gains and losses and gains on sale of assets.

Contact:
Scott A. Yeoman
President and Chief Executive Officer
UnionBancorp, Inc.
scott.yeoman@ubcd.com

Kurt R. Stevenson
Senior Executive Vice President and Chief Financial Officer
UnionBancorp, Inc.
kurt.stevenson@ubcd.com